CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
U.S. Global Investors Funds

We consent to the use of our report, dated February 26, 2016, incorporated by reference herein, with respect to the financial statements of the U.S. Government Securities Ultra-Short Bond Fund, Near-Term Tax Free Fund, All American Equity Fund, Holmes Macro Trends Fund, Global Resources Fund, World Precious Minerals Fund, Gold and Precious Metals Fund, Emerging Europe Fund, and China Region Fund, each a fund within the U.S. Global Investors Funds, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses.

/s/ KPMG LLP

Boston, Massachusetts
April 28, 2016